Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Karnet Capital Corp.

We hereby consent to the use of our report dated October 18, 2016 with respect to the financial statements of Karnet Capital Corp. as of May 31, 2016 and 2015 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the periods then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC
Seattle, Washington
October 25, 2016

/S/ Michael Gillespie & Associates, PLLC